EXHIBIT 2.1

ASSET PURCHASE AGREEMENT by and among STAFFING 360 Georgia, LLC, Firstpro Inc., FIRSTPRO GEORGIA LLC, April F. Nagel, and Philip Nagel, Dated as of September 15, 2017

{00977292.DOCX /2}

Table of Contents

Page

ARTICLE 1 PURCHASE AND SALE	1
1.01	Purchase and Sale1
1.02	Excluded Assets2
1.03	[Reserved]3
1.04	Excluded Liabilities3
1.05	Purchase Price4
1.06	[Reserved]5
1.07	Withholding5
1.08	Allocation of Purchase Price.5
1.09	The Closing5
ARTICLE 2 CLOSING	5
2.01	Sellers’ Closing Deliverables5
2.02	Buyer’s Closing Deliverables7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS	7
3.01	Organization and Qualification of each Seller7
3.02	Authority of each Seller7
3.03	No Conflicts; Consents8
3.04	Financial Statements8
3.05	Undisclosed Liabilities8
3.06	Absence of Certain Changes, Events and Conditions8
3.07	Material Contracts9
3.08	Title to Purchased Assets11
3.09	Sufficiency of Assets11
3.10	Real Property11
3.11	Intellectual Property12
3.12	[Reserved]14
3.13	Customers14
3.14	Insurance14
3.15	Legal Proceedings; Governmental Orders14
3.16	Compliance with Laws; Permits.15
3.17	Environmental Matters15
3.18	Employee Benefit Matters16
3.19	Employment Matters18
3.20	Taxes19
3.21	Brokers20
3.22	Solvency20
3.23	Full Disclosure.20
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	20
4.01	Good Standing20
4.02	Power and Authority; Authorization20
4.03	Enforceability20
4.04	No Conflicts20
4.05	Litigation21
4.06	Brokers21

i

ARTICLE 5 COVENANTS	21
5.01	Confidentiality21
5.02	Non-Competition and Non-Solicitation22
5.03	Assigned Contracts23
5.04	Public Announcements23
5.05	Bulk Sales Laws23
5.06	Receivables23
5.07	Transfer Taxes23
5.08	[Reserved]23
5.09	Further Assurances.23
5.10	Cooperation on Tax Matters.24
5.11	Prorations.24
ARTICLE 6 [RESERVED]	24
ARTICLE 7 ADDITIONAL AGREEMENTS	24
7.01	Survival24
7.02	Indemnification by Buyer24
7.03	Indemnification by Sellers25
7.04	Expiration of Claims26
7.05	Procedures Relating to Indemnification26
7.06	Direct Claims27
7.07	Setoff27
7.08	Rights Cumulative27
ARTICLE 8 DEFINITIONS	28
8.01	Definitions28
8.02	Cross‑Reference of Other Definitions33
8.03	Other Definitional Matters34
ARTICLE 9 MISCELLANEOUS	34
9.01	Expenses34
9.02	Notices35
9.03	Assignment35
9.04	Severability35
9.05	Captions36
9.06	Amendment and Waiver36
9.07	Complete Agreement36
9.08	Counterparts36
9.09	Governing Law36
9.10	Jurisdiction; Venue; Service of Process36
9.11	WAIVER OF JURY TRIAL37
9.12	No Third Party Beneficiaries37
9.13	Payments under Agreement37
9.14	Equitable Relief37

ii

Exhibits

Exhibit AForm of Transition Services Agreement

Exhibit BForm of Bill of Sale and Assignment and Assumption Agreement

Exhibit C	License Agreement

Exhibit D -	Sublease Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is executed and delivered as of September 15, 2017, by and among (i) Staffing 360 Georgia, LLC, a Georgia limited liability company (“Buyer”), (ii) Firstpro Inc., a Georgia corporation (“FPI”), (iii) Firstpro Georgia LLC, a Georgia limited liability company (“FPL” and together with FPI, the “Sellers” and each a “Seller”), April F. Nagel, an individual residing at [REDACTED] (“Mrs. Nagel”), and Philip Nagel, an individual residing at [REDACTED] (“Mr. Nagel” and together with Mrs. Nagel, the “Principals”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 8.

WHEREAS, Sellers have engaged through their Atlanta, Georgia office in the staffing and recruitment services for the accounting and finance, information technology, life sciences, medical device sales,  supply chain and engineering industries in the Southeastern United States (the “Business”).

WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase and assume from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyer, substantially all of the assets, and certain specified liabilities, of the Business.

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer will enter into employment agreements (each, an “Employment Agreement”) with each of the individuals identified on Annex 1 attached hereto, each in a form acceptable to Buyer, dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Closing.

WHEREAS, the Principals, being significant shareholders of each Seller, shall receive substantial direct and indirect benefits from the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
PURCHASE AND SALE

1.01Purchase and Sale

.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Liens other than Permitted Liens, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)all Contracts, including Intellectual Property Agreements, set forth on Section 1.01(a) of the Disclosure Schedule (the “Assigned Contracts”);

(b)the Intellectual Property Assets identified on Section 1.01(b) of the Disclosure Schedule;

(c)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(d)all Permits which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(e)all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business or the Purchased Assets, whether arising by way of counterclaim or otherwise;

(f)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) set forth on Section 1.01(f) of the Disclosure Schedule;

(g)all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h)all insurance benefits, including rights and proceeds, arising from or relating to the Business or the Purchased Assets;

(i)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements; and

(j)all goodwill and the going concern value of the Business.

1.02Excluded Assets

. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)All cash and cash equivalents;

(b)All accounts and notes receivable (“Accounts Receivable”);

(c)Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(d)the corporate seals, organizational documents, minute books, stock books, Tax Returns, bank accounts, books of account or other records having to do with the corporate organization of each Seller;

(e)all Plans and assets attributable thereto;

(f)the assets, properties and rights specifically set forth on Section 1.02(f) of the Disclosure Schedule; and

(g)the rights which accrue or will accrue to Sellers under the Transaction Documents.

1.03[Reserved]

.

1.04Excluded Liabilities

. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever (the “Excluded Liabilities”). Sellers shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)any Liability for (i) Taxes of a Seller (or any stockholder or Affiliate of such Seller) or relating to the Business, the Purchased Assets for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 5.07; or (iii) other Taxes of a Seller (or any shareholder or Affiliate of such Seller) of any kind or description (including any Liability for Taxes of a Seller (or any stockholder or Affiliate of such Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Applicable Law);

(c)any Liabilities relating to or arising out of the Excluded Assets;

(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)any Liabilities of a Seller arising under or in connection with any Plan providing benefits to any present or former employee of such Seller;

(f)any Liabilities of a Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of such Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(g)any Liabilities under Environmental Laws or Environmental Claims, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(h)any trade accounts payable of Sellers;

(i)any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to a Seller on or before the Closing, (ii) did not arise in the Ordinary Course of Business, or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(j)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of a Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.02 as Seller Indemnified Parties;

(k)any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement, (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement, or (iii) to the extent such Liabilities arise out of or relate to a breach by a Seller of such Contracts prior to Closing;

(l)any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(m)any Liabilities arising out of, in respect of or in connection with the failure by a Seller or any of its Affiliates to comply with any Applicable Law or order or decree of a Governmental Authority.

1.05Purchase Price

.  The aggregate purchase price for the purchased Assets shall be an amount in cash equal to $8,000,000 (the “Purchase Price”).  Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows (and in each case, as more specifically set forth on Schedule 1.05 hereto):

(a)on the Closing Date, Buyer shall pay to Sellers, by wire transfer of immediately available funds in accordance with the allocation of the Purchase Price between each Seller provided to the Buyer in writing at least three Business Days prior to the Closing, an amount equal to $4,500,000;

(b)on October 1, 2017, and on the first day of each fiscal quarter of Buyer thereafter, an amount in cash payable to Sellers equal to $75,000 until the aggregate amount of payments under this Section 1.05(b) equals $825,000;

(c)on the date that is 45 days after the first anniversary of the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to one-third (1/3) of the Deferred Payment Amount;

(d)on the date that is 45 days after the second anniversary of the Closing Date, Buyer shall pay to Sellers, by wire transfer of immediately available funds, an amount equal to one-third (1/3) of the Deferred Payment Amount; and

(e)on the date that is 45 days after the third anniversary of the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to one-third (1/3) of the Deferred Payment Amount.

1.06[Reserved]

.

1.07Withholding

(a).  Notwithstanding anything to the contrary herein, each of Buyer, its permitted assigns, their respective Affiliates, and any applicable withholding agent shall upon two (2) days prior written notice to Sellers) be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement any withholding taxes or other amounts required under the Code or any Applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted and withheld and paid to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.08Allocation of Purchase Price.

  Within ninety (90) days of the Closing Date, Buyer shall provide to Seller a schedule allocating the Purchase Price among the Purchased Assets (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be prepared by Buyer in accordance with the Code.  The Parties agree, for all Tax reporting purposes, to report the transactions contemplated by this Agreement in accordance with the Purchase Price Allocation Schedule, and to not take any position during the course of any audit or other proceeding inconsistent with the Purchase Price Allocation Schedule unless required by applicable Law or a determination of the applicable Governmental Authority that is final.

1.09The Closing

.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place, and the parties hereto shall consummate such purchase and sale, at the offices of Haynes and Boone, LLP, located at 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, at 10:00 a.m. local time on the date hereof.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  All proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.  The parties agree that Buyer shall be deemed to own and control the Purchased Assets on the Closing Date.

ARTICLE 2
CLOSING

2.01Sellers’ Closing Deliverables

.  At the Closing, each Seller shall deliver or cause to be delivered to Buyer the following:

(a)the Transition Services Agreement duly executed by the Sellers;

(b)(i) copies of the resolutions duly adopted by such Seller’s board of directors or equivalent governing body and shareholders or members, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) a certificate of good standing from the State of Georgia for such Seller, dated in each case within ten days prior to the Closing Date; and (iii) the incumbency, authority and specimen signature of the officer of such Seller executing this Agreement;

(c)a certificate duly executed by each Seller, in the form prescribed by Section 1.1445-2(b)(2) of the Treasury Regulations and in substance reasonably satisfactory to Buyer, certifying that Seller (or, in the event Seller is an entity disregarded as separate from its owner for U.S. federal income Tax purposes, the Person treated as the transferor of the applicable property for U.S. federal income Tax purposes), is not a foreign person for purposes of such regulations.

(d)a bill of sale in the form of Exhibit B hereto (the “Bill of Sale and Assignment and Assumption Agreement”) and duly executed by each Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(e)a license agreement substantially in the form attached hereto as Exhibit C (the “License Agreement”) and duly executed by FPI, with respect to the Firstpro trademark;

(f)the Employment Agreements duly executed by the individuals set forth on Annex I attached hereto;

(g)written evidence, in form satisfactory to Buyer in its sole discretion, that each of the Assigned Contracts set forth on Section 1.01(a) of the Disclosure Schedule shall have been assigned to Buyer in accordance with their terms or Sellers shall provide Buyer with the benefits of such Assigned Contracts in accordance with Section 5.03;

(h)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and duly executed by each Seller, as may be required to give effect to this Agreement;

(i)written evidence, in form satisfactory to Buyer in its sole discretion, that the release of All Liens relating to the Purchased Assets shall have been released in full, other than Permitted Liens; and

(j)the Office Sublease Agreement in substantially the form attached hereto as Exhibit D duly executed by FPI and Premier Plaza Property, L.L.C. (provided, however, if FPI cannot cause Premier Plaza Property, L.L.C. to execute and deliver the Office Sublease Agreement on the Closing Date after using its commercially reasonable efforts to do so, FPI shall cause Premier Plaza Property, L.L.C. to execute and deliver such Office Sublease Agreement by not later than the date that is 20 days after the Closing Date).

2.02Buyer’s Closing Deliverables

.  At the Closing, the Buyer shall deliver to the Sellers the following:

(a)the Transition Services Agreement, the Bill of Sale and Assignment and Assumption Agreement and the License Agreement, in each case, duly executed by the Buyer;

(b)(i)  copies of the resolutions duly adopted by Buyer’s board of directors or equivalent governing body authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) a certificate of good standing from the State of Georgia for Buyer, dated in each case within ten days prior to the Closing Date; and (iii) the incumbency, authority and specimen signature of the officer of Buyer executing this Agreement;

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, Sellers represent and warrant, jointly and severally, to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof.

3.01Organization and Qualification of each Seller

. Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Georgia and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the

Business as currently conducted. Section 3.01 of the Disclosure Schedule sets forth each jurisdiction in which each such Seller is licensed or qualified to do business, and each such Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the failure to be so licensed or qualified would result in a Material Adverse Effect.

3.02Authority of each Seller

. Each Seller has full corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each such Seller is a party, the performance by each such Seller of its obligations hereunder and thereunder and the consummation by each such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each such Seller enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights in general and general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exception”). When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, subject to the Enforceability Exception.

3.03No Conflicts; Consents

. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or order or decree of a Governmental Authority applicable to such Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Lien other than Permitted Liens on the Purchased Assets. No consent, approval, Permit, order or decree of a Governmental Authority, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.04Financial Statements

.  Complete copies of the financial statements consisting of the unaudited balance sheet of the Business as at December 31 in each of the years 2016, 2015 and 2014 and the related unaudited statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at July 31, 2017, and the related statements of income and retained earnings, stockholders' equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedule. The Financial Statements have been prepared in accordance with the Sellers’ accounting policies, which are set forth on Section 3.04 of the Disclosure Schedule, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based upon the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2016, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of July 31, 2017, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

3.05Undisclosed Liabilities

.  Sellers have no Liabilities with respect to the Business of the type required to be disclosed in a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.06Absence of Certain Changes, Events and Conditions

. Since the Balance Sheet Date, and other than in the Ordinary Course of Business or except as set for on Section 3.06 of the Disclosure Schedule, there has not been any:

(a)event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)entry into any Contract that would constitute a Material Contract;

(d)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(e)cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f)transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(g)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i)material capital expenditures;

(j)imposition of any Lien upon any of the Purchased Assets;

(k)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the Ordinary Course of Business;

(m)Tax elections made in connection with the Business and the Purchased Assets; and

(n)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.07Material Contracts

.

(a)Section 3.07(a) of the Disclosure Schedule lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which a Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10 of the Disclosure Schedule and all Intellectual Property Agreements set forth in Section 3.11(a) of the Disclosure Schedule, being “Material Contracts”):

(i)all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii)all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)all Contracts with any Governmental Authority (“Government Contracts”);

(ix)all Contracts that limit or purport to limit the ability of a Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)all joint venture, partnership or similar Contracts;

(xi)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)all collective bargaining agreements or Contracts with any Union; and

(xiv)all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.07.

(b)Each Material Contract is valid and binding on the applicable Seller party thereto in accordance with its terms and is in full force and effect, subject to the Enforceability Exception. None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Contract included in the Purchased Assets.

3.08Title to Purchased Assets

.  Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens”):

(a)those items set forth in Section 3.08 of the Disclosure Schedule;

(b)Liens for Taxes not yet due and payable;

(c)mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or

(e)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

3.09Sufficiency of Assets

. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

3.10Real Property

.

(a)Neither Seller owns any real property.  Section 3.10(a) of the Disclosure Schedule sets forth each parcel of real property leased by a Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of such Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which such Seller holds any Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)such Lease is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exception, and the applicable Seller party thereto enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)the applicable Seller party thereto is not in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, and such Seller has paid all rent due and payable under such Lease;

(iii)the applicable Seller party thereto has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to Sellers’ Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)the applicable Seller party thereto has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)the applicable Seller thereto has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(vi)Neither Seller has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to Sellers’ Knowledge, threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or, to Sellers’ Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(vii)The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

3.11Intellectual Property

.

(a)Section 3.11(a) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)Section 3.11(b) of the Disclosure Schedule lists all Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the applicable Seller party thereto in accordance with its terms and is in full force and effect, subject to the Enforceability Exception. None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Liens other than Permitted Liens.

(d)The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)Each Seller's rights in the Intellectual Property Assets owned, licensed or used by such Seller are valid, subsisting and enforceable. Each Seller has taken all reasonable steps to maintain the Intellectual Property Assets owned, licensed or used by such Seller and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by a Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or a Seller's rights with respect to any Intellectual Property Assets; or (iii) by a Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Neither Seller is subject to any outstanding or prospective order or decree of a Governmental Authority (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(h)Each Seller’s Data Handling practices are in material compliance with all Applicable Laws and are, in any event, commercially reasonable. Each Seller maintains policies and procedures, which are regularly and consistently followed in the conduct of the Business, regarding Data Handling of Sensitive Data and administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all Applicable Laws in all material respects. To Sellers’ Knowledge, no Sensitive Data handled by a Seller has been lost, inappropriately accessed, misappropriated or misused. To Sellers’ Knowledge, there have been no material breaches or material lapses in the security of any information systems or facilities of a Seller that have resulted in unauthorized access to Sensitive Data. Neither Seller has experienced any material unpermitted intrusions or been the target of any material denial-of-service attacks. Neither Seller has, and to Sellers’ Knowledge, no service provider to Seller, has notified, or has been required under Applicable Law to notify (i) any current employee of a Seller, customer or any other Person, in connection with the Business, of any information security breach involving such employee’s, customer’s or other Person’s Sensitive Data or (ii) any Governmental Authority in relation to any of the foregoing. The consummation of the transactions contemplated by this Agreement will not violate any privacy policy, terms of use or contractual obligation of a Seller or any Applicable Law relating to the use, dissemination or transfer of any Sensitive Data used by a Seller.

3.12[Reserved]

.

3.13Customers

.  Section 3.13 of the Disclosure Schedule sets forth with respect to the Business (i) a list of the top twenty customers of the Business based on gross revenue for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.  The Business does not stand to lose any Material Customer or to suffer a material diminution in revenues from any Material Customer following the Closing Date as a result of the Business no longer being majority owned by women or other minorities or protected classes of individuals.

3.14Insurance

. Section 3.14 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by a Seller or its Affiliates and relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business or the Purchased Assets, a list of all pending claims and the claims history for each Seller since January 1, 2014. There are no claims related to the Business or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any Affiliates of a Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies

(a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither Seller nor any Affiliate of a Seller is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all Applicable Laws and Contracts to which a Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

3.15Legal Proceedings; Governmental Orders

.

(a)There are no Actions pending or, to Sellers’ Knowledge, threatened against or by a Seller (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding orders or decrees of a Governmental Authority and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

3.16Compliance with Laws; Permits.

(a)Each Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedule lists all current Permits issued to a Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedule.

3.17Environmental Matters

.

(a)The operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Neither Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)Each Seller has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law, and such Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, each Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and such Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)To Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently owned, leased or operated by a Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, such Seller.

3.18Employee Benefit Matters

.

(a)Section 3.18(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which such Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedule, each, a “Plan”).

(b)With respect to each Plan, the applicable Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (vi) in the case of any Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Plan.

(c)Each Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all Applicable Laws (including ERISA and the Code and any applicable local Laws). Each Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely upon an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Plan that has subjected or to Sellers’ Knowledge could reasonably be expected to subject a Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Plan have been timely paid in accordance with the terms of such Plan and all Applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required.

(d)Neither Seller nor any ERISA Affiliates of a Seller has: (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)With respect to each Plan: (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)Except as set forth in Section 3.18(f) of the Disclosure Schedule and other than as required under Section 601 et. seq. of ERISA or other Applicable Law, no Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Plan (other than routine claims for benefits), and no Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)There has been no amendment to, announcement by a Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any Affiliates of a Seller has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Plan or any collective bargaining agreement.

(i)Each Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Neither Seller has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.19Employment Matters

.

(a)Section 3.19 of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or accrued and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)Neither Seller is , and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of a Seller, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Sellers’ Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)Each Seller is and has been in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by a Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all Applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against a Seller pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under Applicable Laws.

(d)Each Seller has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)With respect to each Government Contract, each Seller is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Each Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Each Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

3.20Taxes

.  Except as set forth in Section 3.20 of the Disclosure Schedule:

(a)All Tax Returns required to be filed by each Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of a Seller.

(d)All deficiencies asserted, or assessments made, against a Seller or in connection with the Business as a result of any examinations by any taxing authority have been fully paid.

(e)Neither Seller is a party to any Action by any taxing authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any taxing authority.

(f)There are no Liens for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets.

(g)Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)Neither Seller is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)Seller is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

3.21Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

3.22Solvency

.  Immediately after giving effect to the transactions contemplated hereby and the payment of other necessary fees, expenses and other amounts in connection therewith, each Seller shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and will have adequate capital to carry on its remaining business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of a Seller.

3.23Full Disclosure.

  No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article 4 are true and correct as of the date hereof.

4.01Good Standing

.  Buyer is a corporation existing and in good standing under the laws of the State of Georgia.

4.02Power and Authority; Authorization

.  Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder and consummate the transactions contemplated thereby.  The execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer's part are necessary to authorize the execution, delivery or performance of the Transaction Documents.

4.03Enforceability

.  This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of each Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exception.  Each other Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that each such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which Buyer is a party will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exception.

4.04No Conflicts

.  The execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, under the provisions of Buyer's organizational documents or any agreement or instrument to which Buyer is bound, or any Applicable Laws to which Buyer is subject.

4.05Litigation

.  There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, arbitrator or any other Person, which could adversely affect Buyer's performance under any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby.

4.06Brokers

.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except those that will be satisfied by Buyer (and not satisfied or otherwise borne by a Seller or any of its members or Affiliates).

ARTICLE 5
COVENANTS

5.01Confidentiality

.  Buyer shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact, in any manner, any officer, director, employee, manager, customer, supplier or other business relation of Sellers prior to the Closing without the prior written consent of Sellers.  In addition to and without limiting the foregoing, Buyer acknowledges that it is, and remains, bound by the Confidentiality and Non-Disclosure Agreement, dated in or around May 2017, between DPM Wealth Management, Inc., on behalf of Sellers, and Buyer (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect in accordance with its terms.  Buyer shall, and shall cause its employees, agents, representatives and Affiliates to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives.  From and after the Closing, Sellers and each Principal shall (and shall cause each of their respective Affiliates to) keep secret and retain in strictest confidence, and shall not (and shall cause each of their respective Affiliates not to), without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information; provided, however, nothing herein shall prohibit disclosure by Sellers or a Principal (a) as required by Applicable Law (so long as, to the extent permitted by Applicable Law, prompt prior written notice is given to Buyer of such required disclosure and, to the extent permitted by Applicable Law, a reasonable opportunity is afforded to Buyer, at its expense, to seek (with the reasonable cooperation of Sellers and the Principals) an appropriate protective order or other appropriate remedy; provided, that in the event that such protective order or other remedy is not obtained or Buyer waives compliance with the relevant provisions of this Agreement, such disclosing party will furnish only that portion of the Confidential Information which, on the advice of its legal counsel, is legally required to be disclosed and, use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information), (b) to its legal counsel, accountants and other professional advisers with whom Sellers or the Principals, as applicable, have a confidential relationship (provided that Sellers and Principals shall be responsible for any breach of this Section 5.01 by any such Person if Sellers or Principals, as applicable, disclose the Confidential Information to such Person), and (c) as necessary to enforce the terms of this Agreement.   As used in this Section 5.01, “Confidential Information” shall mean any information relating to the Business, including information relating to financial statements, employees, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain other than a result of disclosure by Sellers, Principals or any of their respective Affiliates (or, if Sellers, Principals or any of their respective Affiliates disclose Confidential Information to such Person, by Sellers’ or Principals’ or such Affiliates’ legal counsel, accountants or other professional advisers) in violation of this Agreement.

5.02Non-Competition and Non-Solicitation

.

(a)For a period of five years commencing on the Closing Date (the “Restricted Period”), neither Sellers nor the Principals shall, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of a Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Seller, a Principal and/or their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller, Principal or Affiliate thereof, as applicable is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)Neither Sellers nor the Principals shall, and shall not permit any of their respective Affiliates to, directly or indirectly:

(i)during the Restricted Period, recruit, offer employment or engagement to, employ or engage as a consultant, directly or indirectly, any employee of a Seller who was employed in the Business as of the Closing Date or at any time during the six-month period immediately preceding the Closing Date, or seek to persuade any such employee of a Seller to terminate or diminish his or her relationship with the Business, Buyer or any of its Affiliates; provided, however, that this Section 5.02(b)(i) shall (A) not prohibit any general public advertisement for employment or any solicitation activities conducted by an employment agency, so long as the advertisement or agency search was not directed towards any such employee or any employees and (B) not apply to any individual that was terminated by Buyer after the Closing Date; or

(ii)during the Restricted Period in the Territory, (A) solicit or encourage any customer or other business partner of the Business who was such as of the Closing Date or at any time during the six-month period immediately preceding the Closing Date, to terminate or diminish its relationship with the Business with respect to the services of the type provided by the Business as of the Closing Date, or (B) seek to persuade any such customer or other business partner, or prospective customer or other business partner of the Business who was such as of the Closing Date or at any time during the six-month period immediately preceding the Closing Date, to conduct with any other Person any business or activity which such business partner or prospective business partner conducts or could conduct with the Business, solely as it relates to the services of the type provided by the Business as of the Closing Date.

(c)Each Seller and each Principal acknowledges that its agreement to the covenants contained in Section 5.01 and this Section 5.02 is a material condition of Buyer's willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement and that the covenants in Section 5.01 and this Section 5.02 are necessary to protect the good will, confidential information, trade secrets and other legitimate information related to the Business.  In addition and not in the alternative to any other remedies available to it, Buyer shall be entitled to preliminary and permanent injunctive relief (without having to post bond or other security) against any breach or threatened breach by a Seller, a Principal or any Affiliate of a Seller or a Principal of any of the covenants in Section 5.01 or this Section 5.02.  If a court of competent jurisdiction declares that any term or provisions of Section 5.01 or this Section 5.02 is invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  Sellers and Principals agree that the periods of restriction applicable to Sellers, Principals and their respective Affiliates set forth in Section 5.01 and Section 5.02 shall be tolled, and shall not run, during the period of any breach (as determined by a court of competent jurisdiction) by a Seller, a Principal or any of their respective Affiliates of any such covenants.  No claimed breach of this Agreement attributed to Buyer or any of its Affiliates shall operate to excuse Seller from the performance of its obligations under this Section 5.01 or this Section 5.02.

5.03Assigned Contracts

.  In the event that any necessary consent to cause any Assigned Contract listed on Section 1.01(a) of the Disclosure Schedule to be assigned to Buyer prior to the date hereof shall not have been obtained prior to the Closing Date, Sellers shall use commercially reasonable efforts to obtain the necessary consents following the Closing.  Until such consents are obtained, Sellers shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of any such unassigned Assigned Contract and enforce at the request of Buyer any rights arising under any such unassigned Assigned Contract.

5.04Public Announcements

.  Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.05Bulk Sales Laws

. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction shall be treated as Excluded Liabilities.

5.06Receivables

.  From and after the Closing:

(a)if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to the applicable Seller within five Business Days after its receipt thereof; and

(b)if Sellers or their Affiliates receive or collect any funds relating to any Purchased Asset, the applicable Seller or its Affiliate shall remit any such funds to the Buyer within five Business Days after its receipt thereof.

5.07Transfer Taxes

. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

5.08[Reserved]

.

5.09Further Assurances.

  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

5.10Cooperation on Tax Matters.

  Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

5.11Prorations.

  All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and Sellers as of the Closing Date.  Sellers shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date.  With respect to Taxes described in this Section 5.11, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 5.11 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

ARTICLE 6
[RESERVED]

ARTICLE 7
ADDITIONAL AGREEMENTS

7.01Survival

.  The representations and warranties contained in Article 3 and Article 4 shall survive the Closing until the date that is eighteen (18) months after the Closing Date (the “Survival Date”); provided, that the Fundamental Representations shall survive indefinitely. All covenants and agreements that require performance prior to or at the Closing shall survive until the Survival Date. All covenants and agreements that require performance after the Closing shall survive in accordance with their terms and Applicable Laws.  For the avoidance of doubt, all representations, warranties, covenants and agreements with respect to which a claim has been brought prior to the applicable survival date shall survive with respect to such claim until such claim is finally resolved (and the payment of all amounts owed with respect thereto).

7.02Indemnification by Buyer

.  From and after the Closing (but subject to the provisions of this Article 7), Buyer shall defend and indemnify Sellers, their Affiliates and their respective officers, directors, shareholders, members, employees, agents, successors and permitted assigns, and the members, officers, employees, directors, managers, agents of each of the foregoing and each of their heirs and personal representatives (collectively, “Seller Indemnified Parties”) against, and hold Seller Indemnified Parties harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to: (a) any breach of any representation or warranty (without giving effect to materiality, Material Adverse Effect or similar phrases in each of such representations and warranties) of Buyer contained in this Agreement; (b) any breach or violation of any covenant or agreement of Buyer contained in this Agreement or (c) the failure of FPI to obtain Premier Plaza Property, L.L.C.’s consent to the Office Sublease Agreement referred to in Section 2.01(j). All payments under this Section 7.02 shall, to the extent permitted by Applicable Law, be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Purchased Assets pursuant to Article 1.

7.03Indemnification by Sellers

.

(a)From and after the Closing (but subject to the provisions of this Article 7), Sellers shall, jointly and severally, defend and indemnify Buyer, its Affiliates and their respective successors and permitted assigns, and the respective members, officers, employees, directors, managers, agents of each of the foregoing and each of their heirs and personal representatives (collectively, “Buyer Indemnified Parties”) against, and hold Buyer Indemnified Parties harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to: (i) a breach of any representation or warranty (without giving effect to materiality, Material Adverse Effect or similar phrases in each of such representations and warranties) of Sellers contained in Article 3; (ii) any breach or violation by Sellers or the Principals of any covenant or agreement of Sellers or the Principals contained in this Agreement; (iii) any Excluded Asset; or (iv) any Excluded Liability.  All payments made pursuant to this Section 7.03 shall, to the extent permitted by Applicable Law, be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Purchased Assets pursuant to Article 1 hereof. Except (y) in the case of fraud and (z) actions seeking specific performance or similar equitable relief pursuant to Section 9.14, including with respect to any breach of the covenants or agreements contained in Section 5.01 (Confidentiality) or Section 5.02 (Non-Competition and Non-Solicitation), recovery pursuant to this Section 7.03 constitutes Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any Section of the Disclosure Schedule or any certificate delivered hereunder.  For the avoidance of doubt, this subsection (and this Agreement) shall not limit any Buyer Indemnified Parties’ remedies under the other Transaction Documents or any other agreement.

(b)Notwithstanding anything herein to the contrary, the rights of Buyer Indemnified Parties pursuant to Section 7.03(a) shall be subject to the following limitations:

(i)Buyer Indemnified Parties shall not be entitled to receive amounts pursuant to Section 7.03(a)(i) (other than for Losses relating to breaches of the Fundamental Representations) for any individual item or series of related items based on substantially the same facts and circumstances where the Losses relating to such item or series of related items based on substantially the same facts and circumstances are less than $5,000, and such Losses shall not be applied against the Deductible Amount;

(ii)Buyer Indemnified Parties shall not be entitled to receive amounts pursuant to Section 7.03(a)(i) (other than for Losses relating to breaches of the Fundamental Representations) unless and until the aggregate amount of Losses relating thereto exceeds on a cumulative basis an amount equal to $50,000 (the “Deductible Amount”), and then Buyer Indemnified Parties shall be entitled to receive amounts only to the extent such Losses exceed the Deductible Amount (subject to the other provisions of this Agreement);

(iii) Buyer Indemnified Parties shall not be entitled to receive amounts pursuant to Section 7.03(a)(i) (other than for Losses relating to breaches of the Fundamental Representations) in excess of $1,600,000; and

(iv)The aggregate liability of Sellers pursuant to Section 7.03(a) for breaches of the Fundamental Representations shall not exceed an aggregate amount equal to the Purchase Price.

7.04Expiration of Claims

.  The ability of any Seller Indemnified Party to receive indemnification from Buyer under Section 7.02, and the ability of Buyer Indemnified Parties to receive proceeds from Sellers pursuant to Section 7.03(a), shall terminate with respect to a particular indemnifiable matter upon the termination of the applicable survival period specified in Section 7.01, as applicable, unless such Person, as applicable, shall have made either a claim for indemnification pursuant to Section 7.02 or Section 7.03, as applicable, prior to the termination of the applicable survival period specified in Section 7.01.  If a Seller Indemnified Party or Buyer Indemnified Party, as applicable, made either a claim for indemnification pursuant to Section 7.02 or Section 7.03, as applicable, prior to the termination of the applicable survival period specified in Section 7.01, such claim and the right to be indemnified hereunder with respect to such claim shall survive the termination of the applicable survival period specified in Section 7.01 until the final resolution of such claim and the payment of all indemnifiable amounts with respect thereto.

7.05Procedures Relating to Indemnification

.

(a)In the event that a Buyer Indemnified Party or Seller Indemnified Party (such Person the “Claiming Party”) receives a claim or demand made by any Person against the Claiming Party that is reasonably likely to result in Losses that are indemnifiable hereunder (a “Third Party Claim”), such Claiming Party shall give written notice (a “Third Party Claim Notice”) to the indemnifying party hereunder (the “Defending Party”) of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of written notice of the Third Party Claim; provided, that failure to provide any information specified in this Section 7.05(a) or to give such prompt notification shall not affect the Claiming Party’s right to indemnification provided hereunder except and to the extent the Defending Party shall have been prejudiced as a result of such failure.  The Third Party Claim Notice shall, in each case to the extent (if any) then known to the Claiming Party, describe the Third Party Claim in reasonable detail, indicate the estimated amount of the Loss that has been sustained by the Claiming Party and provide any other material details pertaining thereto, along with copies of all material notices and documents (including court papers) evidencing such Third Party Claim, and the basis for indemnification sought.

(b)If a Third Party Claim is made against a Claiming Party, the Defending Party shall either be entitled to participate in (but not control) the defense thereof or, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party; provided, that the Defending Party shall not be entitled to assume the defense unless (i) the Defending Party has given written notice to the

Claiming Party within thirty (30) days after the receipt of the Third Party Claim Notice (or sooner, if the circumstances of such Third Party Claim so require and such circumstances were expressly stated in the Third Party Claim Notice) that the Defending Party will, and thereby covenants to, indemnify, defend and hold harmless the Claiming Party from and against the Losses that the Claiming Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to the Third Party Claim (subject to the limitations contained in this Article 7), (ii) the Third Party Claim does not relate to, or otherwise arise in connection with, Taxes or any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Claiming Party and (iv) the Claiming Party has not been advised in writing by counsel that a conflict of interest exists or is reasonably likely to exist between the Claiming Party and the Defending Party with respect to the Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim in accordance with this Section 7.05(b), the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof for so long as such Defending Party complies with this Section 7.05(b) and diligently conducts the defense.  If the Defending Party assumes such defense in accordance with this Section 7.05(b), the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense (including any settlement with respect thereto) for so long as such Defending Party complies with this Section 7.05(b) and diligently conducts the defense.  In connection with any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party's request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Defending Party shall not, without the prior written consent of the Claiming Party (such consent to not be unreasonably withheld, conditioned or delayed), consent to the entry of judgment, or settle, compromise or voluntarily discharge, any Third Party Claim, unless the terms of such judgment, settlement, compromise or discharge (x) provides for the payment by the Defending Party of money as sole relief for the claimant, (y) results in the full and general release of all Claiming Parties from all material liabilities arising or related to, or in connection with, the Third Party Claim and (z) involves no finding or admission of a violation of Applicable Law or other wrongdoing by any Person.  If the Defending Party shall not have assumed the defense of a Third Party Claim in accordance with this Section 7.05(b), then the Claiming Party shall be entitled to defend such Third Party Claim through counsel of its choosing, and may resolve such Third Party Claim; provided, that the Claiming Party shall not admit any liability with respect to, consent to the entry of judgment, or settle, compromise or voluntarily discharge, any Third Party Claim for which any sums are recoverable from or indemnifiable by the Defending Party pursuant to this Agreement, without the prior written consent of the Defending Party (such consent to not be unreasonably withheld, conditioned or delayed).

7.06Direct Claims

.   Any claim for indemnification pursuant to this Article 7 which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Claiming Party giving written notice (a “Direct Claim Notice”) to the Defending Party of the Direct Claim as promptly as reasonably possible after the determination of such Loss; provided, that failure to give such prompt notification shall not affect the indemnification or recovery, as applicable, provided hereunder except and to the extent the Defending Party shall have been prejudiced as a result of such failure. The Defending Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Defending Party does not so respond within such 30-day period, the Defending Party shall be deemed to have accepted such claim and the Claiming Party will be entitled to payment directly from such Defending Party in accordance with this Agreement.

7.07Setoff

.  In addition to any rights of setoff or other similar rights that Buyer or any of the other Buyer Indemnified Parties may have at common law or otherwise, and notwithstanding anything to the contrary herein, Buyer shall have the right to withhold and deduct from any of the Deferred Payment Amount that would be otherwise payable hereunder any sum that (i) is owed to Buyer or any Buyer Indemnified Party under this Article 7, subject to the limitations in this Article 7 or (ii) Buyer reasonably and in good faith believes may be owed to it or any Buyer Indemnified Party under this Article 7, subject to the limitations in this Article 7. Buyer shall exercise the foregoing right of setoff by delivering a written notice to the Sellers.

7.08Rights Cumulative

.  The rights of each Buyer Indemnified Party and Seller Indemnified Party under this Article 7 are cumulative, and each Buyer Indemnified Party and Seller Indemnified Party will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 7 without regard to the availability of a remedy under any other provision of this Article 7.

ARTICLE 8
DEFINITIONS

8.01Definitions

.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the following meanings.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.

“Applicable Law” means any U.S. federal, state, local or non-U.S. law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority applicable to such Person.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York City, New York are closed for business as a result of federal, state or local holiday.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally binding commitment, promise, undertaking, obligation, arrangement or understanding, whether written or oral, to which or by which such Person is bound.

“Disclosure Schedule” means the Disclosure Schedule delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Data Handling” means the collection, storage, processing, use, transmission, disclosure and securing of data.

“Deferred Payment Amount” means an amount equal to $2,675,000.

“Employees” means all current and former employees of Sellers involved in the Business.

“Environmental Claim” means any Action, Governmental order or decree of a Governmental Authority, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Applicable Law, and any order or decree of a Governmental Authority or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Firm” means Grant Thornton LLP, but if Grant Thornton LLP is unable or unwilling to perform such services, the American Institute of Certified Public Accounts shall select a firm to be the Firm hereunder.

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.01 (Organization and Qualification of each Seller), 3.02 (Authority of each Seller), 3.08 (Title to Purchased Assets), 3.09 (Sufficiency of Assets), 3.20 (Taxes), 3.21 (Brokers) and 3.22 (Solvency).

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, and any tribunal, arbitrator or arbitral body.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means, collectively: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (ii) all trademarks, service marks, trade names, and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all published and unpublished works of authorship (including databases and software), and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software programs (including all information systems, source and object codes and user interfaces), firmware and computer hardware; (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (viii) the right to assert and collect damages for past present and future infringements, violations and misappropriations of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which a Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Principals, Neil Ellison or Bobby Ingram, after due inquiry.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance or other similar restriction.

“Loss or Losses” means actual out-of-pocket losses, damages, Liabilities, interest, awards, penalties, fines, costs or expenses of whatever kind (including expenses of investigation and reasonable attorneys’ fees and expenses in connection with any and all demands, claims, suits, actions, arbitrations, inquiries, investigations, pursuit of claims or other proceedings) and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include special, punitive, exemplary or consequential damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority.

“Material Adverse Effect” means any change, effect, fact, condition, circumstance, occurrence, state of facts or development that, when considered either individually or in the aggregate together with all other changes, effects, facts, conditions, circumstances, occurrences, states of facts or developments with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material and adverse effect on (x) the ability of a Seller to consummate the transactions contemplated hereby or (y) the business, results of operations, financial or other condition, operations, properties or assets of the Business, or (z) the value of the Purchased Assets.

“Ordinary Course of Business” means, with respect to actions and operations conducted by a Seller, actions and operations that are (a) consistent with the past practices of such Seller, (b) taken in the ordinary course of the normal, day-to-day operations of such Seller, and (c) similar in nature and magnitude to actions and operations customarily taken by suchSeller.

“Permits” mean all material approvals, filings, permits, licenses and other authorizations of Governmental Authorities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association or enterprise, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Restricted Business” means staffing and recruitment services for the accounting and finance, information technology, life sciences, medical device sales, supply chain and engineering industries.

“Sensitive Data” means (i) information required by any Applicable Law to be encrypted, masked or otherwise protected from disclosure; (ii) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers or other government-issues identification numbers; (iii) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; (iv) user names, email addresses, passwords, or other credentials for accessing accounts; or (v) any other sensitive information regarding individuals or their employment, family, health or financial status, such as salary, benefits, marital status, geolocation data and genetic information.

“Tax” or “Taxes” means  (i) any and all U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, severance, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, escheat or unclaimed property obligation, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, registration, value added, alternative or add-on  minimum, estimated or other tax of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Returns” means any return, report, election, declaration, disclosure, schedule, estimate, claim for refund, information return or other document (including any related or supporting schedules, statements or information or attachments thereto and including any amendment thereof) connected with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Territory” means the States of Alabama, Georgia, North Carolina, South Carolina and Tennessee.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” means the Transition Services Agreement by and between Buyer and Sellers in substantially the form attached hereto as Exhibit A.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

8.02Cross‑Reference of Other Definitions

.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

TermSection No.

Accounts Receivable1.02(b)

Agreement Preamble

Annual Financial Statements3.04

Assigned Contracts1.01(a)

Assignment and Assumption of Lease2.01(g)

Balance Sheet3.04

Balance Sheet Date3.04

Bill of Sale2.01(d)

BusinessRecitals

Buyer Preamble

Buyer Indemnified Parties7.03(a)

Claiming Party7.05(a)

Closing1.09

Closing Date1.09

Confidentiality Agreement5.07

Confidential Information5.07

Deductible Amount7.03(b)(ii)

Defending Party7.05(a)

Direct Claim7.06

Direct Claim Notice7.06

Employment AgreementsRecitals

Enforceability Exception3.02

E.O. 112463.19(e)

Excluded Assets1.02

Excluded Contracts1.02(c)

Excluded Liabilities1.04

Financial Statements3.04

FPI Preamble

FPL Preamble

Government Contracts3.07(a)(viii)

Insurance Policies3.14

Interim Balance Sheet3.04

Interim Balance Sheet Date3.04

Interim Financial Statements3.04

Leased Real Property3.10(a)

Leases3.10(b)

License Agreement2.01(f)

Material Contracts3.07(a)

Material Customers3.13

Mr. NagelPreamble

Mrs. NagelPreamble

Multiemployer Plan3.18(c)

Permitted Liens3.08

Plan3.18(a)

PrincipalsPreamble

Purchase Price1.05

Purchase Price Allocation Schedule1.08

Purchased Assets1.01

Qualified Benefit Plan3.18(c)

Quarterly Payments1.05(b)

Restricted Period5.02(a)

Section 5033.19(e)

Seller Indemnified Parties7.02

SellersPreamble

Survival Date7.01

Tangible Personal Property1.01(c)

Third Party Claim7.05(a)

Third Party Claim Notice7.05(a)

Transferred Employees5.08

Union3.19(b)

VEVRAA3.19(e)

8.03Other Definitional Matters

.  All references in this Agreement to Exhibits, the Disclosure Schedule, Annexes, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, the Disclosure Schedule, Annexes, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the intent of the parties hereto.  The Schedules to this Agreement are incorporated herein by this reference.  The word “including” (in its various forms) means including without limitation.  The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto.  References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.  The Disclosure Schedule, Schedules, Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The phrase “made available,” “delivered” or “provided” in the context of documents made available or delivered or provided by any Person to Buyer means (a) uploaded to the Client Access and Reporting Link electronic data room established in respect of the transactions contemplated hereby and accessible for viewing by

Buyer and its representatives or (b) actually delivered to Buyer or its counsel, in each case, prior to 5:00 p.m., Eastern Time, on the second Business Day prior to the date hereof.

ARTICLE 9
MISCELLANEOUS

9.01Expenses

.  Except as expressly provided by this Agreement, (a) Buyer shall pay all of its fees, costs and expenses (including investment bankers' and attorneys' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (whether consummated or not) and (b) Sellers shall pay all of their fees, costs and expenses (including investment bankers', attorneys' and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby (whether consummated or not).

9.02Notices

.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile or e-mail transmission (provided that such facsimile or email delivery is followed within one Business Day by delivery by nationally recognized overnight courier service guaranteeing overnight delivery) or portable document format (.pdf), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

Notices to Buyer (and, after the Closing, the Company):

Staffing 360 Solutions, Inc.

641 Lexington Ave., 27th

New York, New York 10022

Attn: Brendan Flood

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10012

Attn: Rick A. Werner, Esq. and Greg Kramer, Esq.

Notices to Sellers and Principals:

Philip Nagel and April F. Nagel

[REDACTED]

with a copy to:

Taylor English Duma LLP

1600 Parkwood Circle, Suite 200

Atlanta, Georgia 30339

Attn: George C. Gaskin, Esq.

9.03Assignment

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, that Buyer may assign any and all of its rights and obligations under this Agreement or any Transaction Documents to one or more of its Affiliates so long as such assignment does not impair or delay the Closing and Buyer guarantees obligations of such Affiliate(s) hereunder.

9.04Severability

.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.05Captions

.  The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.

9.06Amendment and Waiver

.  This Agreement may be amended only in a writing executed and delivered by each of Buyer and Sellers and the Principals.  Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced.  No waiver of any provision hereunder or any breach or default hereunder shall extend to or affect in any way any other provision or prior or subsequent breach or default.  No failure of any party hereto to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement, shall constitute a waiver of any such party’s right to demand strict compliance with the terms of this Agreement.

9.07Complete Agreement

.  This Agreement, together with the Confidentiality Agreement, and the other Transaction Documents, and any other certificate, schedule, exhibit or agreement referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

9.08Counterparts

.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the parties may be evidenced by way of a facsimile or portable document format (.pdf) transmission of such party’s signature, or a photocopy of such facsimile or portable document format (.pdf) transmission, and such facsimile or portable document format (.pdf) signature shall be deemed to constitute the original signature of such party hereto.

9.09Governing Law

.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

9.10Jurisdiction; Venue; Service of Process

.  SUBJECT TO THE PROVISIONS OF SECTION 1.06 (WHICH SHALL GOVERN ANY DISPUTE ARISING UNDER SUCH SECTION), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE.  EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.11WAIVER OF JURY TRIAL

.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.12No Third Party Beneficiaries

.  Except as expressly provided herein (including Seller Indemnified Parties and Buyer Indemnified Parties), no Person other than the parties hereto and their respective successors and permitted assigns shall have any rights, remedies, or benefits under any provision of this Agreement.

9.13Payments under Agreement

.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this

Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

9.14Equitable Relief

.  The parties hereto agree that irreparable damage would occur in the event that, at any time, any of the provisions of this Agreement were not performed by Buyer or Sellers or the Principals, as applicable, in accordance with their specific terms or were otherwise breached by Buyer or Seller, as applicable (whether before or after Closing). It is accordingly agreed that each of the parties hereto shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement by any of Buyer or Sellers or the Principals, as applicable, and (ii) enforce specifically the terms and provisions hereof against Buyer or Sellers or the Principals, as applicable, in each case at any time (whether before or after the Closing), these being in addition to any other remedy to which the parties hereto are otherwise entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

STAFFING 360 GEORGIA, LLC

By: Staffing 360 Solutions, Inc., its sole member

By:  _/s/ Brendan Flood__________________

Name:  Brendan Flood

Title: Executive Chairman

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLERS:

FIRSTPRO, INC.

By:  _/s/ April F. Nagel_____________________

Name:  _April F. Nagel_____________________

Title: _Chief Executive Officer______________

FIRSTPRO GEORGIA, LLC

By:  _/s/ Philip A. Nagel____________________

Name:  _Philip A. Nagel____________________

Title: _Managing Partner___________________

PRINCIPALS:

_/s/ April F. Nagel_____________________

April F Nagel

_/s/ Philip A. Nagel____________________

Philip Nagel

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Annex I

Individuals to Sign Employment Agreements

Neil Ellison